SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  July 27, 1998
                                 Date of report
                        (Date of earliest event reported)




                    THE SOURCE INFORMATION MANAGEMENT COMPANY
             (Exact name of Registrant as specified in its charter)




Missouri                             0-26238                    43-1710906
(State or other jurisdiction    (Commission File Number)     (IRS Employer
 of incorporation)                                           Identification No.)



11644 Lilburn Park Road, St. Louis, Missouri                      63146
(Address of principal executive offices)                       (Zip Code)


                                 (314) 995-9040
              (Registrant's telephone number, including area code)

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          Item 2. Acquisition or Disposition of Assets

                 As of July 27, 1998, The Source Information Management Company (the "Company"), through a wholly-owned subsidiary, acquired all the assets of Periodical Concepts, a Texas general partnership doing business as PC2 ("PC") of Dallas, Texas in exchange for $2,500,000 in cash (the "Acquisition"). The acquired assets included all of the right, title and interest in and to certain real, personal, tangible and intangible property (the "Assets"). The Acquisition was effected pursuant to an Asset Purchase Agreement dated as of July 10, 1998, as amended by a First Amendment to Asset Purchase Agreement, dated as of July 24, 1998 (the "Purchase Agreement"). The total purchase price for PC was determined by arm's length negotiation and was based upon, among other factors, (i) the current and historical financial results of PC, and (ii) PC's customer base. Of the $2,500,000 purchase price, $150,000 was deposited into an escrow account to secure certain indemnification obligations of PC to the Company pursuant to the Purchase Agreement.

                  Other than in connection with the Acquisition, PC has not had any material relationship with the Company or any of its affiliates, any director or officer of the Company or any associate of any such director or officer.

                  Prior to the Acquisition, PC used the Assets in providing information and marketing services to retail stores selling magazines and other periodicals. The Company intends to devote the Assets to such business and does not intend to substantially change the nature of PC's operation.

                  The Company financed the Acquisition with internally generated funds and proceeds from the Company's recent public offering.

          Item 7.    Financial Statements and Exhibits

                    (a)    Not Applicable.

                    (b)    Not Applicable.

                    (c)    Exhibits - See Exhibit Index.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date:  August 10, 1998
                                     THE SOURCE INFORMATION MANAGEMENT COMPANY




                                     By:  /s/ W. Brian Rodgers
                                          --------------------------------------
                                           W. Brian Rodgers
                                           Chief Financial Officer

                                  EXHIBIT INDEX


Exhibit No.     Exhibit

10.26 Asset Purchase Agreement dated as of July 10, 1998, between the Company and Periodical Concepts.

10.27 First Amendment to Asset Purchase Agreement dated as of July 24, 1998 between the Company and Periodical Concepts.